Exhibit 99.1

Wonder Auto Reports Its Second Quarter Financial Results

JINZHOU CITY, China, August 3, 2009 /PRNewswire-Asia-SecondCall via COMTEX/ — Wonder Auto Technology, Inc. (Nasdaq: WATG) (''Wonder Auto'' or ''the Company''), a leading manufacturer of automotive electrical parts, suspension products and engine accessories in China, today announced its financial results for the Second quarter ended June 30, 2009.
    Highlights:
    — Sales revenue increased 35.4% year-over-year to $49.7 million;
    —Export increased 26.6% year-over-year to $6.5million.

— Net income increased 2.1% year-over-year to $5.4million;

— EPS Non-GAAP earnings per share was $0.22 for the second quarter of 2009, regardless the non-cash foreign exchange loss/gain, an increase of $0.03 for the second quarter of 2008. The fully diluted net income per share was $0.20, the same as the second quarter of 2008.

Business outlook

For the third quarter of 2009, our sales revenue is expected to be over $55.5 million with the net income to be over $6.3 million.

Growth drivers

Our products are increasingly demanded attributable to the following advantages:

— Market oriented focus. Our alternator and starter products are primarily for mid- to small sized engine vehicles, which are encouraged in sales by China's government in the stimulus plans.
— New joint development programs. In the second quarter of 2009, we developed 18 joint programs, among which 3 were with international customers. Most of these programs will turn into sales contracts.
— Strategic acquisitions. We will be able to achieve market expansion and cross-selling synergies through acquisitions.
— Favourable government policies. China has implemented a series of stimulus policies to bolster its auto industry.

Financial performance

Our sales revenue increased by approximately $13.0 million, or 35.4%, to approximately $49.7 million for the three months ended June 30, 2009, compared with $36.7 million of the same period last year.  This increase was mainly attributable to the increased sales volume of alternators and starters, and the inclusion of engine valves and tappets.

   Our export increased $1.4million year over year, or 26.6% to $6.5 million, compared with $5.1million of the same period last year. As a percentage of sales revenue, our export increased to 13.1%  for the three months ended June 30, 2009, as compared to 7.5% for the first quarter in 2009, which represents a 116.6% or $3.5 million increase, compared to $3.0 million for the first quarter of 2009.

Sales revenue from alternators and starters was approximately $32.4 million, decreased %$632,099 or 1.9% from $33.1 million of the same quarter in 2008. Such decrease was mainly due to the decreased average selling prices resulted by the fact that a large portion of our revenue was generated from alternators and starters for mid-to-small displacement vehicles, the decreased raw material prices during this quarter,  as well as the higher percentage of starters in the mix, which had lower average selling prices. Sales revenue from rods and shafts was approximately $4.7 million, up $1.1 million, or 30.1% from $3.6 million of the same period in 2008.

Our gross profit increased by approximately $2.7 million, or 28.6%, to approximately $12.2 million for the three months ended June 30, 2009, compared with approximately $9.5 million for the same period in 2008 as a result of increased demand for and sales of our starters, rods and shafts and valve and tappet products. Gross margin was 24.6% for the three-month period ended June 30, 2009, as compared to 25.9% of the same period in 2008.  Such decrease was mainly due to the increase of cost of sales on a percentage basis as discussed above.

Our total operating expenses increased by approximately $2.0 million, or 74.4%, to approximately $4.7 million for the three months ended June 30, 2009, compared with approximately $2.7 million for the same period in 2008.  As a percentage of sales revenue, our total expenses increased to 9.5% for the three months ended June 31, 2009, compared from 7.4% for the same period in 2008.

Our administrative expenses increased$1.3 million, or 92.6%, to approximately $2.8 million for the three months ended June 30, 2009, from approximately $1.4 million for the same period in 2008.  As a percentage of sales revenue, administrative expenses increased to 5.5% for the three months ended June 30, 2009, as compared to 3.9% for the same period in 2008. The increase in the amount and percentage of administrative expenses was primarily due to the consolidation of the financial results of Yearcity

  Our research and development expenses increased $174,010, or 59.9%, to $464,675 for the three months ended June 30, 2009 from $290,665 for the same period in 2008.  As a percentage of sales revenue, research and development costs increased to 0.9% from 0.8% for the three months ended June 30, 2008.  The Company expects to increase the amount of investments in research and development as revenues increase and will maintain the ratio of research and development costs to total sales revenue at approximately 1.0%.

Our selling expenses increased $523,511, or 52.6% to approximately $1.5 million for the three months ended June 30, 2009 from $994,993 for the same period in 2008.  As a percentage of sales revenue, our selling expenses were 3.1% for the three months ended June 30, 2009, which was 2.7% in the second quarter last year.  The increase in the amount and percentage of selling expenses was mainly due to the consolidation of Yearcity.

Our net finance cost increased $1.4 million, or 243.5% to $1.9 million for the three months ended on June 30, 2009 from $566,630for the same period last year. The increase was mainly due to the non-cash  exchange loss of $709,991 for the three months ended June 30, 2009, as compared to  the non-cash exchange gain of $299,429 for the same period of 2008, resulting from the EUR8.3 million loan from DEG Bank

Our income taxes decreased $163,042 to $633,024 during the three months ended June 30, 2009 from $796,426 during the same period in 2008.

Net Income attributable to Noncontrolling Interests. Our net income attributable to noncontrolling interests decreased $423,636, or 61.1% to $270,098 for the second quarter in 2009 from $693,734 for the same period in 2008., The net income attributable to noncontrolling interests were held by third parties in Jinzhou Dong Woo, Jinzhou Hanhua and Jinzhou Karham.

Net Income attributable to Wonder Auto Technology, Inc. common stockholders. Our net income attributable to Wonder Auto Technology, Inc. common stockholders increased by $109,738, or 2.1%, to approximately $5.4 million during the three months ended June 30, 2009 from approximately $5.3 million during the same period in 2008, as a result of the factors described above.

Net income attributable to the Company increased $0.11 million, or 2.0%, to $5.4 million in the second quarter 2009 from $5.3 million of the same quarter last year.

EPS Non-GAAP earnings per share was $0.22 for the second quarter of 2009, regardless the non-cash foreign exchange loss/gain, an increase of $0.03 for the second quarter of 2008. The fully diluted net income per share was $0.20, the same as the second quarter of 2008.

 As of June 30, 2009, Wonder Auto had $31.7 million in cash and cash equivalents, a current ratio of 1.2, working capital of $31.2 million. Shareholders' equity increased to $110.3 million.

Events overview

On July 3, 2009, our subsidiary, Jingzhou Halla closed the acquisition of 100% ownership of Yearcity Limited, or Yearcity, a BVI company, upon the approval of the acquisition by the Department of Foreign Trade and Economic Cooperation, Liaoning Province of China.  Yearcity does not have any asset except for its 100% equity ownership of Jinan Worldwide.  Jinan Worldwide is a Chinese company engaged in the manufacturing of engine valves and tappets.  As a result of our acquisition of Jinan Worldwide, we have become one of the largest engine valves and tappets manufacturers in China.

Mr Zhao. Chair man and CEO of Wonder Auto Technology, Inc. Commented “Significant changes have taken place in the world economy during the process of fighting against the financial crisis globally. For example, China’s economy is recovering steadily. There is no doubt that China’s auto industry will be world’s leader. Therefore the US capital markets has begun to re-evaluate and focus on Chinese companies.
The adjustments we made in our strategies to response to the financial crisis worked well as we expected. In a word, at the moment, our competitiveness is even greater than before the crisis.”

Conference call

The company will host a conference call on Monday, May 3 at 8:00 a.m. U.S. Eastern Daylight time. A question and answer session will follow management's presentation. Mr. Qingjie Zhao (Chairman &CEO), Mr. Ryan Yuan (CFO), Mr. He Sun (Investor Relations Officer) and Mr. Rui Wang (Assistant CFO) will be the primary speakers for the call.

To participate, please call the following numbers ten minutes before the call start time:

Phone number:  +1 866 242 1388 (United States)
Phone number:  +852 800 968 831 (Hong Kong)
Phone number:  +86 10 800 264 0084 (China)
Phone number:  +86 10 800 640 0084 (China)
Conference ID: 21844553

A live webcast of the conference call will be available on the investor relations page of Wonder Auto's web site at http://www.watg.cn . In addition, a set of slides for management's presentation will be available to download from the same website, 30 minutes prior to the webcast.

About Wonder Auto

Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts, suspension products and engine accessories. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2007. With respective 5 different series and over 150 models of alternators, 70 models of starters, various suspension and engine related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both in domestic China and overseas. Wonder Auto's main customers include Beijing MOBIS Auto Parts & Components Co., Ltd, Harbin Dongan Automotive Engine Co., Ltd, Shenyang Xinguang Huachen Auto Engine Co., Ltd, SWT, Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Shanghai VW and Weifang Diesel Engine. For more information, please log on http://www.watg.cn ..

Safe harbor statement

This press release may contain forward-looking information about Wonder Auto Technology, Inc. and its wholly owned subsidiaries which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and Wonder Auto Technology, Inc.'s future performance, operations and products. This and other "Risk Factors" are contained in Wonder Auto Technology, Inc.'s public filings with the SEC.

Wonder Auto Technology, Inc.
Condensed Consolidated Financial Statements
Three and six months ended June 30, 2009 and 2008

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
For the three months ended June 30, 2009 and 2008

	Three months ended
	June 30
	(unaudited)
	2009	2008

Sales revenue	$49,651,214	$36,658,896
Cost of sales	37,431,981	27,154,953

Gross profit	12,219,233	9,503,943

Operating expenses
Administrative expenses	2,752,054	1,428,980
Research and development expenses	464,675	290,665
Selling expenses	1,518,504	994,993

	4,735,233	2,714,638

Income from operations	7,484,000	6,789,305
Other income	563,381	308,263
Government grants	177,476	-
Net finance costs	(1,946,097)	(566,630)
Equity in net income of an unconsolidated affiliate	-	225,122

Income before income taxes and noncontrolling interests	6,278,760	6,756,060
Income taxes	(633,024)	(796,426)

Net income before noncontrolling interests	5,645,736	5,959,634
Net income attributable to noncontrolling interests	(270,098)	(693,734)

Net income attributable to Wonder Auto Technology, Inc. common stockholders	$5,375,638	$5,265,900

Net income before noncontrolling interests	$5,645,736	$5,959,634
Other comprehensive income
Foreign currency translation adjustments	9,817	1,675,768

Comprehensive income	5,655,553	7,635,402
Comprehensive income attributable to noncontrolling interests	(275,411)	(866,896)

Comprehensive income attributable to Wonder Auto Technology, Inc. common stockholders	$5,380,142	$6,768,506

Earnings per share attributable to Wonder Auto Technology, Inc. common stockholders:
basic and diluted	$0.20	$0.20

Weighted average number of shares outstanding:
basic and diluted	26,959,994	26,959,994

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2009 and December 31, 2008

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$31,717,804	$8,159,156

Restricted cash	25,106,229	24,181,645

Trade receivables, net	50,443,830	46,571,619

Bills receivable	14,044,235	8,388,926

Other receivables, prepayments and deposits	7,774,820	16,408,304

Inventories	46,420,925	44,016,192

Amount due from Hony Capital	-	7,637,216
Income tax recoverable	25,181	289,000
Deferred taxes	637,747	1,075,766

Total current assets	176,170,771	156,727,824

Intangible assets	22,130,289	22,062,560

Property, plant and equipment, net	71,049,014	69,131,579

Land use rights	10,257,807	10,391,527

Deposit for acquisition of property, plant and equipment	2,410,867	3,845,774

Deferred taxes	1,124,442	870,500

TOTAL ASSETS	$283,143,190	$263,029,764

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets (Cont’d)
As of June 30, 2009 and December 31, 2008

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	$34,944,961	$21,616,932
Bills payable	35,348,985	31,247,100
Other payables and accrued expenses	14,339,195	20,465,014
Provision for warranty	2,433,238	2,377,620
Payable to Hony Capital	-	10,187,216
Secured borrowings	57,481,977	44,055,803
Early retirement benefits cost	380,696	419,301

Total current liabilities	144,929,052	130,368,986
Secured borrowings	17,205,355	16,054,478

Deferred revenue - government grants	3,443,742	2,806,777

Early retirement benefits cost	620,294	798,115

TOTAL LIABILITIES	166,198,443	150,028,356

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock: par value $0.0001 per share; authorized 10,000,000 shares in 2009 and 2008; none issued and outstanding	-	-

Common stock: par value $0.0001 per share Authorized 90,000,000 shares in 2009 and 2008; issued and outstanding 26,959,994 shares in 2009 and 2008	2,696	2,696

Additional paid-in capital	67,711,999	71,349,599

Statutory and other reserves	7,944,120	7,628,541

Accumulated other comprehensive income	9,453,430	8,424,270

Retained earnings	25,201,849	14,654,587

TOTAL WONDER AUTO TECHNOLOGY, INC. STOCKHOLDERS’ EQUITY	110,314,094	102,059,693

NONCONTROLLING INTERESTS	6,630,653	10,941,715

TOTAL EQUITY	116,944,747	113,001,408

TOTAL LIABILITIES AND EQUITY	$283,143,190	$263,029,764

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2009 and 2008

	Six months ended June 30
	(Unaudited)
	2009	2008
Cash flows from operating activities
Net income attributable to Wonder Auto Technology, Inc. common stockholders	$10,547,262	$9,251,683
Adjustments to reconcile net income attributable to Wonder Auto
Technology, Inc. common stockholders to net cash provided by operating activities:
Depreciation	2,781,143	1,536,209
Amortization of intangible assets and land use rights	198,573	58,020
Deferred taxes	180,716	(164,912)
Loss (gain) on disposal of property, plant and equipment	19,549	(1,205)
Provision for doubtful debts	87,484	15,676
Provision of obsolete inventories	45,923	23,570
Exchange (gain) loss on translation of monetary assets and liabilities	(52,045)	180,952
Equity net income of a non-consolidated affiliate	-	(225,122)
Noncontrolling interests	493,533	1,177,479
Deferred revenue amortized	(127,735)	-
Changes in operating assets and liabilities :
Trade receivables	(4,021,736)	(8,287,289)

Bills receivable	(5,324,675)	3,337,080
Other receivables, prepayments and deposits	2,736,977	(1,708,399)

Inventories	(2,515,195)	(6,304,964)

Trade payables	13,366,276	4,432,755

Other payables and accrued expenses	(4,123,986)	(2,210,222)

Amount due from a related company	-	78,516
Early retirement benefit costs	(214,840)	-
Provision for warranty	58,769	318,877
Income tax recoverable	251,285	221,870

Net cash flows provided by operating activities	$14,387,278	$1,730,574

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows (Cont’d)
For the six months ended June 30, 2009 and 2008

	Six months ended June 30
	(Unaudited)
	2009	2008
Cash flows from investing activities
Payments to acquire intangible assets	$(146,600)	$(4,152)
Payments to acquire and for deposit for acquisition of
property, plant and equipment and land use right	(3,345,040)	(7,581,996)
Proceeds from sales of property, plant and equipment	23,877	85,533
Net cash paid to acquire Jinzhou Hanhua Electrical Systems Co., Ltd.	-	(3,042,676)
Net cash paid to acquire Money Victory Limited	-	(5,000,000)
Net cash paid to acquire Jinzhou Karham Co., Ltd.	-	(703,712)
Net cash paid to acquire Fuxin Huirui Mechanical Co., Ltd.	-	(140,990)
Net cash paid to acquire Yearcity	(3,986,057)	-
Net cash paid to acquire Jinzhou Wanyou Mechanical Parts Co., Ltd.	(1,705,437)	-

Net cash flows used in investing activities	(9,159,257)	(16,387,993)

Cash flows from financing activities
Government grants received	769,006	-
Decrease in bills payable	3,809,457	(2,616,886)
(Increase) decrease in restricted cash	(965,778)	3,025,786
New bank loans	57,383,801	16,643,208
Repayment of bank loans	(42,664,550)	(6,987,856)

Net cash flows provided by financing activities	18,331,936	10,064,252

Effect of foreign currency translation on cash and cash equivalents	(1,309)	866,879

Net increase (decrease) in cash and cash equivalents	23,558,648	(3,726,288)

Cash and cash equivalents - beginning of period	8,159,156	26,102,993

Cash and cash equivalents - end of period	$31,717,804	$22,376,705

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$2,500,563	$1,117,712
Income taxes	$1,057,966	$1,568,403

Non-cash investing and financing activities:
Acquisition of Yearcity by offsetting with receivable from disposal of an unconsolidated affiliate - Note 2	$5,950,000	$-
Settlement of amount due to Hony Capital II, L.P. (“Hony Capital”) by offsetting with amount due from Hony Capital	$7,626,804	$-

For more information, please contact:

Sun He
Investor Relations Officer
Tel:   +86-10-8478-5339
Cell:  +86-153-1161-1742
Email: sunhe@watg.cn

Yechon Xie
Investor Relations Manager
Tel:   +86-416-266-1186
Cell:  +86-137-0006-1685
Email: ycxie@watg.cn